SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2004

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego CA 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Material Definitive Agreement and Item 1.02 Termination of a Material Definitive Agreement

Agreements with the International Finance Corporation

As previously disclosed in PriceSmart, Inc.’s (the “Company”) Current Report on Form 8-K filed with the Securities and Exchange Commission on September 3, 2004, the Company has decided to enter into a transaction designed to improve its profitability by reducing the Company’s interest payments and eliminating its preferred stock dividend obligations (the “Proposed Transaction”). Additionally, the Proposed Transaction, if approved by stockholders, will improve the Company’s financial position, particularly the Company’s ratio of current assets to current liabilities known as the “current ratio,” a measure often used in evaluating a company’s financial health. The Company believes that these balance sheet improvements will increase its creditworthiness, enhancing its ability to obtain vendor financing and other borrowings on more favorable terms and otherwise advance the long-term goals of the Company.

In connection with the Proposed Transaction, on September 15, 2004, the Company, along with The Price Group, LLC, a California limited liability company (the “Price Group”), PSMT Caribe, Inc., a British Virgin Islands corporation and wholly owned subsidiary of the Company (“PSMT Caribe”), PSMT Trinidad/Tobago Limited, a company organized and existing under the laws of the Republic of Trinidad and Tobago and subsidiary of the Company (“PSMT Trinidad,” and collectively, with the Company and PSMT Caribe, the “PSMT Parties”), and PSMT Philippines, Inc. a Filipino corporation and subsidiary of the Company (“PSMT Philippines”), entered into a Letter of Understanding (the “Letter”) with the International Finance Corporation (the “IFC”) establishing certain waivers and concessions to be made by the IFC in consideration of (i) the Company’s entering into the Proposed Transaction, (ii) the Company’s grant to the IFC of a warrant to purchase 400,000 shares of the Company’s common stock, par value $.0001 per share (“Common Stock”), at a price of $7 per share, (iii) the Price Group’s grant to the IFC of a put option giving the IFC the right to sell 300,000 shares of Common Stock to the Price Group at a price of $12 per share, exercisable between November 30, 2005 and November 30, 2006 and (iv) the purchase by the Company of a $10.4 million loan extended by the IFC to the Company and PSMT Philippines. The Letter reflects the IFC’s waiver of all provisions in loans extended to the Company by the IFC restricting the Company’s ability to incur additional indebtedness for the purpose of allowing the Company to borrow $25.0 million pursuant to a bridge loan extended to the Company by the Price Group on August 31, 2004 (the “Bridge Loan”). If stockholder approval of the Proposed Transaction is obtained, the Company intends to convert the entire principal amount of the Bridge Loan, together with accrued and unpaid interest, into Common Stock at a price of $8 per share.

On June 27, 2002, the Company and PSMT Philippines entered into a loan agreement with the IFC in which the IFC agreed to lend up to $12.5 million to PSMT Philippines, of which $10.4 million was outstanding on September 15, 2004 (the “IFC Philippines Loan”). The IFC Philippines Loan is due in June 2012. Interest is payable semi-annually at an average fixed rate of 7.44%. On September 15, 2004, pursuant to an Assignment and Assumption Agreement between the Company and the IFC, the Company used $10.4 million in proceeds from the Bridge Loan to purchase the IFC Philippines Loan, with the IFC in turn releasing $5.2 million of cash pledged as partial collateral known as “restricted cash.” The IFC Philippines Loan will be classified as an inter-company loan between the Company and PSMT Philippines on the same terms as were applicable under the IFC Philippines Loan before its purchase.

On September 15, 2004, the PSMT Parties entered into an Amended and Restated C Loan Agreement with the IFC whereby the parties thereto amended one of the loans extended to the Company to (i) decrease its carrying costs by eliminating the IFC’s right to a percentage of the Company’s earnings before interest, taxes, depreciation and amortization, (ii) allow repayment in 12 semi-annual installments and (iii) eliminate all prepayment penalties associated with such loan.

Finally, on September 15, 2004, the PSMT Parties entered into Amendment No. 2 to the IFC Loan Agreement with the IFC which eliminates all prepayment penalties associated with another loan extended to the Company by the IFC.

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Repayment of a Loan extended by the Overseas Private Investment Corporation

On August 17, 2001, the Company, PSMT Caribe, Prismar de Costa Rica, S.A., a Costa Rican corporation and wholly owned subsidiary of the Company, and Pricsmarlandco, S.A., a Costa Rican corporation and wholly owned subsidiary of the Company, entered into a loan agreement with the Overseas Private Investment Corporation which provided the Company $5.0 million and was due in August 2011 (the “OPIC Loan”). Interest was payable semi-annually at a fixed rate of 9.24%. On September 15, 2004, the Company used $4.1 million in proceeds received from the Bridge Loan to repay in full the OPIC Loan. The Company incurred a prepayment penalty of $75,000 in connection with the repayment of the OPIC Loan.

Item 9.01. Financial Statements and Exhibits.

(c)	The following exhibits are filed herewith.

Exhibit No.	Description
10.1	Letter of Understanding among the Price Group, the Company, PSMT Caribe, PSMT Trinidad, PSMT Philippines and the IFC, dated September 15, 2004.

10.2	Assignment and Assumption Agreement between the Company and the IFC, dated September 15, 2004.

10.3	Amended and Restated C Loan Agreement among the Company, PSMT Caribe, PSMT Trinidad and the IFC, dated September 15, 2004.

10.4	Amendment No. 2 to the IFC Loan Agreement among the Company, PSMT Caribe, Inc., PSMT Trinidad and the IFC, dated September 15, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2004	PRICESMART, INC.

	By:	/s/ John M. Heffner
John M. Heffner Chief Financial Officer

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